Exhibit 10.8

[GraphOn Letterhead]

June 30, 2011

Mr. Eldad Eilam
106 Rothschild Avenue #4
Tel-Aviv 65271
ISRAEL

Dear Eldad:

On behalf of GraphOn Corporation (“GraphOn”), I am pleased to offer you employment as Chief Technical Officer (“CTO”) of GraphOn, reporting to Bob Dilworth, CEO of GraphOn. As CTO, you will be responsible for the GraphOn engineering development team in the US, as well as the development engineer in Israel. Your compensation will be at a monthly rate of $20,833, which is annualized at a rate of $250,000. In addition, you will be eligible for an annual bonus of up to $50,000 based on achievement of mutually agreed upon goals and objectives. You will be entitled to three weeks’ vacation per year, which must be taken each year or forfeited. In addition, you will be eligible for the fringe benefits as outlined in our employee handbook. Your start date will be Friday, July 1, 2011.

We will supply and pay for the required legal help needed to obtain your L 1 vise and subsequent green card. Additionally, we will pay reasonable costs of your relocation expenses from Israel to California. When the costs of your relocation and legal expenses are known, or can be reasonably estimated, you agree to sign a promissory note for that amount of money, which will be forgiven by GraphOn effective December 31, 2012, after completion of eighteen (18) months of service. In the event your employment is terminated without cause prior to that date, the note will be forgiven at that earlier time.

Additionally, we will be working with the Compensation Committee of the Board of Directors to develop a separate stock option program for you that will be commensurate with your job title and responsibilities.

You understand and agree that this letter does not constitute a contract for employment for any specific period of time, but constitutes an “employment at will” relationship so that your employment may be terminated at any time by GraphOn without cause. In the event of such termination, you will be given (90) days’ prior notice and you agree to give GraphOn the same ninety (90) days’ notice should you decide to terminate your employment with GraphOn.

Your employment pursuant to this offer is contingent on you signing a continuing Proprietary Information and Inventions Agreement, covering the ownership of any intellectual property developed by you as well as your confidentiality obligations to GraphOn.

The provisions of this letter represent the full and complete agreement between you and GraphOn on the terms of your employment with GraphOn. These terms can only be modified in writing signed by both you and GraphOn’s CEO.
We hope that you will accept our offer of employment and we look forward to having you as part of the GraphOn team.

Sincerely,

/s/ William Swain
William Swain, CFO

I accept the offer of employment above.

/s/ Eldad Eilam                                           7/01/11
Eldad Eilam                                                 Date